Exhibit 99.01
February 29, 2012

BLACKWATER GEORGIA, L.L.C. ANNOUNCES TANK EXPANSION PROJECT AT ITS BRUNSWICK, GEORGIA TERMINAL

NEW ORLEANS –(BUSINESS WIRE)--Blackwater Georgia, L.L.C., a wholly owned subsidiary of Blackwater Midstream Corp. (OTCBB:BWMS) is pleased to announce a phase I expansion at its Brunswick, Georgia terminal that will add an additional 60,000 barrels of chemical storage capacity at the site under a long term lease with a new customer.  The project is being 100% financed by Blackwater Midstream’s senior lender, J.P. Morgan Chase Bank, N.A.

The Brunswick site will grow from its current capacity of 161,000 barrels to a total of 221,000 barrels after construction is completed.  The Blackwater Georgia facility is located on six acres of land that is leased from the Georgia Ports Authority.  After completion of phase I, there is additional land for a phase II project that could add another 100,000 barrels of capacity at the site at some point in the future.  Michael Suder, Blackwater Midstream Corp.’s Chief Executive Officer stated, “We are extremely pleased to announce this expansion project at our Brunswick terminal.  The terminal has been operating at 100% of capacity and securing this additional business is right in line with our business objective of bringing internal growth at our existing sites.  We are very appreciative of the support that we have received from the Georgia Ports Authority.”

Blackwater Midstream Corp. is an independent operator of bulk liquid storage terminals with other facilities in the Port of New Orleans in Westwego, Louisiana and Salisbury, Maryland.   The Westwego facility consists of 857,000 barrels of storage capacity, while the Salisbury facility has a total of 177,000 barrels, with both sites capable of storing a wide variety of liquid products.  Blackwater Midstream is a member of the International Liquid Terminal Association.

The information in this press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to prospective acquisitions or anticipated future results. Forward-looking statements relate to expectations or forecasts of future events. Blackwater Midstream does not assume the obligation to update any forward-looking statement. Many factors could cause actual results to differ materially from Blackwater Midstream’s forward-looking statements, including market forces, economic factors, the availability of capital and credit, current and future competition and other uncertainties. For further details about these and other factors that may impact the forward-looking statements, see Blackwater Midstream’s Securities and Exchange Commission filings, including the "Risk Factors" in the Annual Report on Form 10-K.  This discussion and analysis should be read in conjunction with our unaudited consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q as of December 31, 2011 and our audited financial statements and notes included in our Annual Report on Form 10-K as of and for the year ended March 31, 2011.  For more information, please reference our website at  www.BlackwaterMidstream.com

Contact:
Michael Suder at 504-340-3000 or 201-290-8369
CEO, Blackwater Midstream Corp.